UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
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Date of Report (Date of earliest event reported): February 19, 2015
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EZCORP, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19424 (Commission File Number)	74-2540145 (IRS Employer Identification No.)
1901 Capital Parkway, Austin, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 — Unregistered Sales of Equity Securities
On February 19, 2015, the Company completed the acquisition of 12 pawn stores in Central Texas doing business under the "Cash Pawn" brand. A copy of the Company's press release announcing this acquisition is filed as Exhibit 99.1 to this Report.
The aggregate purchase price for the acquisition was $16.75 million, comprised of $5.0 million in cash and 1,168,456 shares of the Company's Class A Non-voting Common Stock (the "Shares"), valued at $10.06 per Share (the average closing sales price of the stock on The Nasdaq Stock Market for the five trading days immediately preceding the closing). The Shares were issued in an unregistered private placement transaction pursuant to Section 4(a)(2) of the Securities Act of 1933 to a small number of related individuals and entities (the "Sellers") who are either "accredited investors" or "sophisticated investors."
On the first anniversary of the closing date, the Sellers have the right to require the Company to repurchase the Shares for an aggregate price of $11.75 million (the "Put Option"). The Sellers may terminate the Put Option, in whole or in part, at any time. The Sellers are required to hold the Shares for a period of six months following the termination of the Put Option (the "Holding Period"). If the trading price of the Class A Non-voting Common Stock at the end of the Holding Period is less than $10.06 per share, then the Company will make an additional cash payment to the Sellers equal to the aggregate deficit, but such payment will not exceed $1 million. If the trading price of the Class A Non-voting Common Stock at the end of the Holding Period is more than $10.06 per share, then the Sellers will pay to the Company (either in cash or by returning a portion of the Shares) an amount equal to 50% of the aggregate excess, but such payment will not exceed $1 million.
Item 9.01 — Financial Statements and Exhibits
(d)    Exhibits.

99.1	Press release, dated February 24, 2015, announcing completion of Cash Pawn acquisition
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.

Date: February 24, 2015	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press release, dated February 24, 2015, announcing completion of Cash Pawn acquisition

3